As filed with the Securities and Exchange Commission on October 12, 2010
Registration No. 333-154878
333-125015
333-125013
333-117758
333-56317
333-56313

UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 2
To
FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
AMERICAN HOMEPATIENT, INC.
(Exact name of registrant as specified in its charter)

Nevada	27-2457306
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

5200 Maryland Way, Suite 400 Brentwood, Tennessee	37027
(Address of principal executive offices)	(Zip code)

American HomePatient, Inc. 1995 Nonqualified Stock Option Plan for Directors, as amended
American HomePatient, Inc. 1991 Nonqualified Stock Option Plan, as amended
(Full title of plans)

* See explanatory note on following page
Stephen L. Clanton
Executive Vice President and Chief Executive Officer
American HomePatient, Inc.
5200 Maryland Way, Suite 400
Brentwood, Tennessee 37207
(Name and address of agent for service)
(615) 221-8884
(Telephone number, including area code, of agent for service)
          Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☐	Smaller reporting company ☑
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

	Amount to be	Proposed Maximum	Proposed Maximum	Amount of
Title of Securities to be Registered	Registered	Offering Price Per Share	Aggregate Offering Price	Registration Fee
Common Stock, $0.01 par value per share	N/A	N/A	N/A	N/A

(1)	The Registrant is not registering additional securities. Registration fees were originally paid by the Registrant’s predecessor-in-interest upon filing of the original registration statements on Form S-8 (File Nos. 333-154878, 333-125015, 333-125013, 333-117758, 333-56317 and 333-56313). Consequently, no additional registration fees are required with respect to the filing of this Post-Effective Amendment No. 2.

This Post-Effective Amendment No. 2 shall become effective upon filing in accordance with Rule 462 under the Securities Act.

EXPLANATORY NOTE
          This Post-Effective Amendment No. 2 to the Registration Statements on Form S-8 (including File Nos. 333-154878, 333-125015, 333-125013, 333-117758, 333-56317, 333-56313) is being filed to deregister unsold shares of common stock of the registrant, American HomePatient, Inc.
     On October 12, 2010, pursuant to that certain merger agreement, dated as of September 2, 2010, the registrant became a privately held, wholly owned subsidiary of funds managed by Highland Capital Management, L.P., and shares of the registrant’s common stock will cease to be quoted on the Over the Counter Bulletin Board and will be deregistered under the Securities Exchange Act of 1934.
     Therefore, this Post-Effective Amendment No. 2 to the Registration Statements is being filed to deregister, as of the effectiveness of this post-effective amendment, all shares of common stock, the sale of which was registered under the Registration Statements and that were not sold under the Registration Statements.

Signatures
Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Nashville, State of Tennessee, on this 12th day of October, 2010.

AMERICAN HOMEPATIENT, INC.
By:	/s/ Stephen L. Clanton
	Name:	Stephen L. Clanton
	Title:	Executive Vice President and Chief Financial Officer

POWER OF ATTORNEY
Each person whose signature appears below constitutes and appoints Joseph F. Furlong, III and Stephen L. Clanton, and each of them acting individually, as his or her attorney-in-fact, for him or her in any and all capacities, to sign this Post Effective Amendment to Registration Statements on Form S-8, and any amendments (including post-effective amendments) to said Registration Statements and to file the same, with exhibits thereto and other documents in connection therewith, with the Securities and Exchange Commission, hereby ratifying and confirming all that each attorney-in-fact, or his or her substitute, may do or cause to be done by virtue hereof.
Pursuant to the requirements of the Securities Act of 1933, this Post-Effective Amendment to Registration Statements has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Joseph F. Furlong, III Joseph F. Furlong, III	President and Chief Executive Officer (Principal Executive Officer)	October 12, 2010

/s/ Robert L. Fringer Robert L. Fringer	Senior Vice President, Controller, and Principal Accounting Officer	October 12, 2010

/s/ Stephen L. Clanton Stephen L. Clanton	Chief Financial Officer	October 12, 2010

/s/ Donald R. Millard Donald R. Millard	Director	October 12, 2010

/s/ W. Wayne Woody W. Wayne Woody	Director	October 12, 2010